Exhibit 99.(d).33

JOHN HANCOCK INVESTMENT TRUST

AMENDMENT TO SUBADVISORY AGREEMENT

AMENDMENT made as of this 28th day of June, 2017 to the Subadvisory Agreement dated June 25, 2014, (the “Agreement”), between John Hancock Advisers, LLC, a Delaware limited liability company (the “Adviser”), and Boston Partners Global Investors, Inc. (formerly, Robeco Investment Management, Inc.), a Delaware corporation (the “Subadviser”).  In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	CHANGE IN APPENDIX A

Appendix A of the Agreement relating to the compensation of the Subadviser is amended to change the subadvisory fee for the John Hancock Disciplined Value International Fund.  This Amendment supersedes any prior amendment to the Agreement relating to compensation of the Subadviser.

2.	EFFECTIVE DATE

The Amendment shall become effective on July 1st, 2017 following approval of the Amendment by the Board of Trustees of John Hancock Investment Trust.

3.	DEFINED TERMS

Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

4.	OTHER TERMS OF THE AGREEMENT

Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK ADVISERS, LLC

By:	/s/ Leo Zerilli
Name:	Leo Zerilli
Title:	Senior Vice President and Chief Investment Officer

BOSTON PARTNERS GLOBAL INVESTORS, INC.

By:	/s/ William G. Butterly III
Name:	William G. Butterly III
Title:	General Counsel

By:	/s/ Matthew J. Davis
Name:	Matthew J. Davis
Title:	Chief Operating Officer

APPENDIX A

The Subadviser shall serve as investment subadviser for each Portfolio of the Trust listed below.  The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to the net assets of each Portfolio managed by the Subadviser, the fee computed separately for such Portfolio at an annual rate as follows (the “Subadviser Fee”):

Portfolio

John Hancock Disciplined Value International Fund